SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



    Date of report (Date of earliest event reported)        September 29, 1999
                                                        ------------------------



                               UNOCAL CORPORATION
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             (Exact name of registrant as specified in its charter)



                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)



    1-8483                                   95-3825062
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(Commission File Number)                (I.R.S. Employer Identification No.)



2141 Rosecrans Avenue, Suite 4000, El Segundo, California         90245
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(Address of Principal Executive Offices)                       (Zip Code)



                                 (310) 726-7600
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              (Registrant's Telephone Number, Including Area Code)

Item 5.      Other Events.

         Unocal Corporation's Spirit Energy 76 business unit has participated in an oil discovery on the K2 prospect in the Gulf of Mexico deepwater Green Canyon 562 block. The K2 well was drilled in 3,900 feet of water about 180 miles south of New Orleans. Spirit Energy 76 holds a 50-percent working interest. Conoco Inc. holds the other 50-percent working interest and is the operator. The companies have decided to temporarily suspend the well and develop plans for appraisal of the hydrocarbon zone and exploration of the deeper objectives. Drilling is expected to resume in the spring of 2000.

         Spirit Energy 76 temporarily abandoned its deepwater subsalt exploration well on the Sumatra prospect in the deepwater Garden Bank 941 block. The Sumatra well was drilled to a depth of 21,207 feet in water depth of 3,700 feet, but encountered mechanical difficulties before reaching its primary objective. The company believes these difficulties can be overcome by utilizing the larger Discoverer Spirit drillship when it arrives next year. Spirit Energy 76 has a 100-percent working interest in Sumatra.

     Spirit Energy 76 expects to record pre-tax dry hole costs of approximately $15 million in the third quarter of 1999. The dry hole charge includes write-offs of abandoned footage in various wells.

Forward-looking statements and estimates regarding exploration and production activities and expected accounting charges in this filing are based on assumptions concerning market, competitive, regulatory, environmental, operational and other conditions and considerations. Actual results could differ materially as a result of factors discussed in Unocal's 1998 Annual Report on Form 10-K.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                                UNOCAL CORPORATION
                                                (Registrant)





Date:  September 30, 1999                        By:  /s/ JOE D. CECIL
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                                                Joe D. Cecil
                                                Vice President and Comptroller